Independent Accountant's Report on
                         Applying Agreed-Upon Procedures


 Providian National Bank, as Seller and Servicer and
 Bankers Trust Company, as Trustee

                             Providian Master Trust

We have performed the procedures enumerated below, which were agreed to by Providian National Bank and Bankers Trust Company, solely to assist you with respect to Article III, Sections 3.06(a) and 3.06(b), of the Pooling and Servicing Agreement dated as of June 1, 1993, as amended and supplemented (the "Agreement") between Providian National Bank, as Seller and Servicer, and Bankers Trust Company, as Trustee. This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of Providian National Bank and Bankers Trust Company. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures were as follows:

1. We inquired of Servicer management as to whether separate Collection Accounts were maintained by the Trustee during 1998 in accordance with the terms of the Agreement. We were informed that separate collection accounts were maintained by the Trustee during 1998 (Article IV Section 4.02 of the Agreement).

2. We selected a sample of six business days ("Selected Days") from the period October 1, 1997 to September 30, 1998 (March 3, March 5, March 10, July 2, July 8, and July 10) and performed the following (Article III Sections 3.01 and 3.04 and Article IV Sections 4.02 and 4.03 of the Agreement):

     a. We obtained the corresponding day's Transfer of Funds Notice ("TFN") as prepared by Providian National Bank.

     b. We compared the wire amount as set forth in the TFN to the corresponding amount in the caption "Investor Finance Charge and Fee Collections" contained in the Collection Data Report, as prepared by the Servicer. No exceptions were noted.

     c. We compared the total finance charge collections, gross fee, and principal collections for the Selected Days to the Agent Bank Summary Report ("ABS"), which is prepared by Providian National Bank's third party bank card processor, Total System Services, Inc. ("TSYS"). No exceptions were noted.

     d. We compared the collection date for the days selected per the Collection Data Report to the corresponding TFN to determine that the wire transfers occurred no later than three business days after the collection date. No exceptions were noted.

     e. For the Selected Days, we recalculated all mathematical calculations contained in the Collection Data Report. No exceptions were noted.

3. We obtained Monthly Servicer's Certificates and the Monthly Statements for all Series issued for all months from October 1997 through September 1998. We noted that the Certificates were signed by an authorized officer, and that management asserted that no Pay Out Event had occurred.

4. For the months of October 1997 through September 1998 for Series 1993-3, 1995-1, 1996-1, 1997-1, 1997-2, 1997-3, 1997-4, and for the months of June
     1998 through December 1998 for Series 1998-1 we obtained Providian National Bank-prepared Monthly Statements and performed the following (Article III
     Section 3.04 and Article IV Sections 4.03 and 4.04 of the Agreement):

     a.   For the  month  of May for  Series  1993-3,  1995-1,  1996-1,  1997-1,
          1997-2, 1997-3, and 1997-4, for the month of August for Series 1993-3, and the month of July for Series 1998-1 we recalculated all mathematical calculations in the Monthly Statements and compared the related Trust activity amounts reported in the Monthly Statements to the amounts reported in TSYS reports, third party statements, and reports prepared by officers and employees of Providian National Bank. No exceptions were noted.

     b.   We  recomputed  the  mathematical   calculation  that  determines  the
          investor and seller portions (Article III Section 3.04 and Article IV Sections 4.03 and 4.04 of the Agreement). No exceptions were noted.

5. We obtained direct confirmation of the Servicer's fidelity bond coverage insuring against losses through wrongdoing of its officers and associates who are involved in the servicing of receivables. The insurer stated that the coverage is currently maintained and was in force throughout 1998.

6. We inquired of Servicer personnel responsible for investments in the Collection Account. The Servicer personnel informed us that deposits in the Collection Account were invested in Eligible Investments only, as defined in Article 1 of the Agreement (Article IV Section 4.02 of the Agreement).

7. The Servicer provided us with written representation that no Pay Out Event, as the term is defined in the Agreement, occurred during the twelve months ended September 30, 1998 for any series during its revolving period (Article IX Section 9.01).

8. We obtained written representation from management of Providian National Bank that, to the best of their knowledge, Providian National Bank has recorded all material transactions properly relating to the Agreement, and Providian National Bank has complied with all material aspects of the Agreement (Articles III and IV and Section 8.08 of the Agreement).

9. We obtained copies of the Annual Servicer's Certificate and compared the form of the Annual Servicer's Certificate to Exhibit D of the Agreement (Article III Section 3.05 of the Agreement). No exceptions were noted.

We were not engaged to and did not perform an examination, the objective of which would be the expression of an opinion on the Servicer's compliance with the terms and conditions set forth in Articles III and IV and Sections 8.08 and
9.01 of the Agreement and the applicable provisions of each supplement, the monthly certificates for each series included in the Trust delivered pursuant to
Section 3.04(b) of the Agreement, or on the reports prepared by the Servicer. Accordingly, we do not express such an opinion. Had we performed additional procedures with respect to Servicer's compliance with the terms and conditions set forth in Articles III and IV and Sections 8.08 and 9.01 of the Agreement and the applicable provisions of each supplement, the monthly certificates for each series included in the Trust delivered pursuant to Section 3.04(b) of the Agreement, or on the reports prepared by the Servicer which were the source of such amounts, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use and information of Providian National Bank and Bankers Trust Company and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

                                                  /s/ Ernst & Young LLP


March 8, 1999



                         Independent Accountant's Report


Board of Directors
Providian National Bank

We have examined management's assertion, included in the accompanying Report of Management on Master Trust Internal Controls and Pooling and Servicing Agreement Complaince (the "Report"), that its controls over the functions performed as servicer of the Providian Master Trust ("Trust") are effective, during the year ended December 31, 1998, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Pooling and Servicing Agreement dated as of June 1, 1993, as amended and supplemented (the "Agreement"), between Providian National Bank, as Seller and Servicer, and Bankers Trust Company, as Trustee, and are recorded properly to permit the preparation of the required financial reports. Management is responsible for Providian National Bank's controls over compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over the functions performed by Providian National Bank as Servicer of the Trust, testing and evaluating the design and operating effectiveness of those controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any controls, errors or fraud may occur and not be detected. Also, projections of any evaluation of the controls over the functions performed by Providian National Bank as Servicer of the Trust to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion that it believes that, during the year ended December 31, 1998, Providian National Bank maintained controls over the functions performed as Servicer of the Trust that are effective in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization in conformity with the Agreement and the Supplements to the Agreement referred to above, and are recorded properly to permit the preparation of the required financial reports, is fairly stated, in all materials respects, based upon the following criteria specified in management's report:


--   Controls   provide   reasonable   assurance   that  funds   collected   are
     appropriately remitted to the Trustee in accordance with the Agreement.

-- Controls provide reasonable assurance that Trust assets are segregated from those assets retained by Providian National Bank in accordance with the Agreement.

-- Controls provide reasonable assurance that expenses incurred by the Trust are properly calculated and remitted in accordance with the Agreement.

-- Controls provide reasonable assurance that the addition of accounts to the Trust are authorized in accordance with the Agreement.

-- Controls provide reasonable assurance that the removals of accounts from the Trust are authorized in accordance with the Agreement.

-- Controls provide reasonable assurance that Trust principal collections used to amortize investor's certificates are calculated in accordance with the Agreement.

-- Controls provide reasonable assurance that Monthly Statements and Payment Instructions provided to the Trustee are reviewed by management prior to delivery.

-- Controls provide reasonable assurance that Monthly Statements and Payment Instructions contain information required by the Agreement.

This report is intended solely for your information. However, this report is a matter of public record as a result of being included as an exhibit to the report on Form 10-K prepared by Providian National Bank and filed with the Securities and Exchange Commission on behalf of the Providian Master Trust and its distribution is not limited.

                                                       /s/ Ernst & Young LLP

March 8, 1999



                         Independent Accountant's Report


Providian National Bank
and
Bankers Trust Company

We have examined management's assertion, included in the accompanying Report of Management on Master Trust Internal Controls and Pooling and Servicing Agreement Compliance (the "Report"), that Providian National Bank complied with the relevant terms and conditions of Articles III and IV, and Sections 8.08 and 9.01 of the Pooling and Servicing Agreement, as amended, dated as of June 1, 1993 between Providian National Bank and Bankers Trust Company (the "Agreement") and Articles IV and V of the supplements to the Agreement relating to Series 1993-3, Series 1995-1, Series 1996-1, Series 1997-1, Series 1997-2, Series 1997-3,
Series 1997-4, and Series 1998-1 during the year ended December 31, 1998. Management is responsible for Providian National Bank's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Providian National Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Providian National Bank's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of Providian National Bank's compliance with specified requirements.

In our opinion, management's assertion that Providian National Bank complied with the terms and conditions of the sections of the Agreement and the provisions of each supplement to the Agreement referred to above, during the year ended December 31, 1998, is fairly stated, in all material respects.

This report is intended solely for your information. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by Providian National Bank and filed with the Securities and Exchange Commission on behalf of the Providian Master Trust and its distribution is not limited.



March 8, 1999                               /s/ Ernst & Young